Exhibit 99.1
For immediate release
Contact:
     Ryan VanWinkle, Investor Relations, 913-661-1528
     Scott Brockelmeyer, Media Relations, 913-661-1830
Ferrellgas Partners, L.P.
Reports Record First Quarter Results
     Overland Park, KS (December 8, 2005)—Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported earnings for its fiscal first quarter ended October 31, 2005. The seasonal net loss for the quarter improved 26% compared to the prior year’s first quarter results. Due to the seasonal nature of the propane industry, the partnership has historically experienced a net loss during its fiscal first quarter as fixed costs exceed off-season cash flow.
     The resulting Adjusted EBITDA for the quarter was a record $20.2 million, more than doubling the Adjusted EBITDA of $8.0 million reported in the first quarter of fiscal 2005, as adjusted for discontinued operations.
     Gross profit for the first quarter was a record $127.6 million, an increase of 13% compared to the first quarter of fiscal 2005. This increase in gross profit was primarily due to improved margins resulting from enhanced pricing controls available under the partnership’s new operating platform and the continued growth in the Blue Rhino-branded tank exchange sales. These increases in gross profit were partially offset by the impact of reduced propane gallon sales as compared to the first quarter of fiscal 2005.
     Propane gallons sales for the first quarter were 167 million, a 9% decrease compared to the first quarter of fiscal 2005. This decrease primarily related to customer conservation, a warmer than normal start to the propane season this fall and the elimination of past inefficient propane deliveries due to the improved demand forecasting capabilities available under the new operating platform.
     “We are very pleased to deliver these anticipated, improved financial results to our investors,” said James E. Ferrell, Chairman, President and Chief Executive Officer. “The significant improvement in our financial performance this quarter is directly attributable to the remarkable results we are seeing from our fully implemented operating system and the continued growth in our tank exchange gallon sales, which have grown nearly 20% over the last 12 months.”
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Ferrellgas

     Operating expense for the quarter was $89.7 million, as compared to $88.5 million in the first quarter of fiscal 2005. Anticipated savings achieved from the new operating platform were offset by increased variable expenses primarily associated with vehicle fuel and incentive compensation costs and the continued growth in tank exchange sales volumes. General and administrative expense was $11.2 million for the fiscal first quarter, as compared to $10.3 million in the prior year quarter. Equipment lease expense for the first quarter was $7.0 million, as compared to $6.8 million and $5.8 million reported in the fiscal fourth and first quarters of 2005, respectively.
     “This quarter’s performance is the result of more than four years of development and deployment of advanced logistics and customer service technologies that have resulted in improved margins, reduced operating expenses and net customer gains,” said Mr. Ferrell. “With the winter heating season upon us we believe that we are well positioned, both operationally and financially, to perform regardless of external pressures such as potentially warmer winters or continued customer conservation.”
     Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves more than one million customers in all 50 states, the District of Columbia, Puerto Rico and Canada. Ferrellgas employees indirectly own more than 18 million common units of the partnership through an employee stock ownership plan.
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2005, as amended on Form 10-K/A, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	October 31, 2005	July 31, 2005

Current Assets:
Cash and cash equivalents	$24,541	$20,505
Accounts and notes receivable, net	121,958	107,778
Inventories	161,865	97,743
Prepaid expenses and other current assets	17,336	12,861

Total Current Assets	325,700	238,887

Property, plant and equipment, net	756,480	766,765
Goodwill	234,663	234,142
Intangible assets, net	257,074	255,277
Other assets, net	13,429	13,902

Total Assets	$1,587,346	$1,508,973

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$157,604	$108,667
Short term borrowings	82,982	19,800
Other current liabilities (a)	77,995	71,535

Total Current Liabilities	318,581	200,002

Long-term debt (a)	961,444	948,977
Other liabilities	20,337	20,165
Contingencies and commitments	—	—
Minority interest	5,670	6,151

Partners’ Capital:
Common unitholders (60,172,054 and 60,134,054 units outstanding at October 2005 and July 2005, respectively)	338,493	390,422
General partner unitholder (607,799 and 607,415 units outstanding at October 2005 and July 2005, respectively)	(56,658)	(56,132)
Accumulated other comprehensive loss	(521)	(612)

Total Partners’ Capital	281,314	333,678

Total Liabilities and Partners’ Capital	$1,587,346	$1,508,973

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED OCTOBER 31, 2005 AND 2004
(in thousands, except per unit data)
(unaudited)

	Three months ended October 31,
	2005	2004
Revenues:
Propane and other gas liquids sales	$353,418	$313,022
Other	32,180	30,750

Total revenues	385,598	343,772

Cost of product sold	258,002	231,232

Gross profit	127,596	112,540

Operating expense	89,724	88,472
Depreciation and amortization expense	21,103	19,592
General and administrative expense	11,168	10,322
Equipment lease expense	7,020	5,760
Employee stock ownership plan compensation charge	2,457	2,087
Loss on sale of assets and other	1,596	1,256

Operating loss	(5,472)	(14,949)

Interest expense	(20,875)	(22,863)
Interest income	377	319

Loss before income taxes, minority interest, and discontinued operations	(25,970)	(37,493)

Income tax benefit	—	(406)
Minority interest (b)	(202)	(313)

Loss before discontinued operations	(25,768)	(36,774)

Earnings from discontinued operations	—	1,785

Net loss	(25,768)	(34,989)

Distribution to senior unitholder	—	1,994
Net loss available to general partner	(258)	(370)

Net loss available to common unitholders	$(25,510)	$(36,613)

Basic loss per common unit:
Net loss available to common unitholders before discontinued operations (c)	$(0.42)	$(0.74)
Earnings from discontinued operations	—	0.03

Net loss available to common unitholders (e)	$(0.42)	$(0.71)

Weighted average common units outstanding	60,162.1	51,505.1
Supplemental Data and Reconciliation of Non-GAAP Item:

	Three months ended October 31,
	2005	2004
Propane gallons	167,407	184,699

Net loss	$(25,768)	$(34,989)
Income tax benefit	—	(406)
Interest expense	20,875	22,863
Depreciation and amortization expense	21,103	19,592
Interest income	(377)	(319)

EBITDA	$15,833	$6,741
Employee stock ownership plan compensation charge	2,457	2,087
Unit and stock-based compensation charge (f)	547	—
Non-cash charges related to discontinued operations(a)	—	273
Loss on disposal of assets and other	1,596	1,256
Minority interest (b)	(202)	(313)

Adjusted EBITDA (d)	$20,231	$10,044
Adjusted EBITDA from discontinued operations	—	2,058

Adjusted EBITDA from continuing operations	$20,231	$7,986

(a)	Earnings related to the storage and distribution business sold during July 2005 and other non-cash items related to the discontinued operations for the three months ended October 31, 2004.

(b)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)	Amount calculated as 99% of the earnings (loss) before discontinued operations less distribution to senior unit holder; the result then divided by the weighted average common units outstanding.

(d)	Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, loss on disposal of assets and other, minority interest and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e)	Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of EITF 03-6 on net earnings per limited partner unit will impact the three months and six months ending January 31. EITF 03-6 did not have a dilutive effect on the three months ended October 31, 2005.

(f)	Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” was adopted during the first quarter of fiscal 2006 and requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Management adopted this standard using the modified prospective application method which resulted in a non-cash compensation charge of $0.1 million and $0.4 million to operating expense and general and administrative expense, respectively, for the three months ended October 31, 2005.